Exhibit 10.13

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into this 21st day of December, 2020, by and between COTIVITI, INC., a Delaware corporation (“Sublandlord”) and LA JOLLA PHARMACEUTICAL COMPANY, a California corporation (“Subtenant”).

1.Basic Lease Provisions.

1.1.	Property/Building Address: 201 Jones Road, Waltham, MA 02451 (the “Property”)
1.2.	Subtenant’s Address: 4747 Executive Drive, Suite 240, San Diego, CA 92121
1.3.	Sublandlord’s Address: One Glenlake Parkway, Suite 1400, Atlanta, GA 30328
1.4.	Prime Landlord: Stony Brook Associates LLC
1.5.	Prime Landlord’s Address (for notices): c/o Boston Properties Limited Partnership, Prudential Center, 800 Boylston Street, Suite 1900, Boston, MA 02199
1.6.

Identification of Prime Lease and all amendments thereto: Lease dated June 10, 2011, by and between Prime Landlord, as landlord, and Verisk Health Inc., predecessor to Sublandlord, as tenant, as amended by: (i) First Amendment to Lease dated December 26, 2012, by and between Prime Landlord and Verisk Health Inc., predecessor to Sublandlord, and (ii) Second Amendment to Lease dated January 2, 2018, by and between Prime Landlord and Verscend Technologies, Inc., predecessor to Sublandlord (collectively, the “Prime Lease”). A copy of the Prime Lease is attached hereto as Exhibit C.

1.7.	Sublease Term: Two (2) years, eleven (11) months, or such shorter period of time between the Commencement Date and Expiration Date, if the Commencement Date is after January 1, 2021
1.8.	Commencement Date: Upon the latter of (i) full execution of this Sublease and consent thereto by Prime Landlord, or (ii) January 1, 2021 (the “Commencement Date”)
1.9.	Expiration Date: November 30, 2023 (the “Expiration Date”)
1.10.

Basic Rent: Twenty-four dollars and fifty cents ($24.50) per rentable square foot (RSF), net of tenant electric. Notwithstanding any other language within the Sublease, the Basic Rent includes Subtenant’s pro rata share of all base year 2021 Real Estate Taxes and Operating Expenses for the Premises. The term “Operating Expenses” shall have the same meaning as “Landlord’s Operating Expenses” under the Prime Lease, and the term “Real Estate Taxes” shall have the same meaning as is set forth in the Prime Lease. The first rent payment shall be due upon execution of the Sublease and will be applied as the first installment of Basic Rent.

Time Period	Rentable Square Feet	Per Square Foot Rate	Monthly Installment of Basic Rent	Annualized Rent
Commencement Date – December 31, 2021	7,388	$24.50	$15,083.83*	$181,006.00
January 1, 2022 – December 31, 2022	7,388	$24.50	$15,083.83	$181,006.00
January 1, 2023-November 30, 2023	7,388	$24.50	$15,083.83	$165,922.17

* The Basic Rent for the first month will be prorated if the Commencement Date is not January 1, 2020.

1.11.

Electricity: Pro-rata share (29.1%) of the actual electrical charges for the total Sublandlord premises (7,388 RSF subtenant premises / 25,425 RSF total sublandlord premises). Electricity shall be deemed to be “Additional Rent” (further described in Section 8 hereto).

1.12.	Description of Premises: Approximately 7,388 rentable square feet located on the fourth (4th) floor of the Building, as depicted on Exhibit A attached hereto (the “Premises”).
1.13.	Security Deposit: $15,083.83
1.14.	Tenant’s Use: General office use or any use permitted under the Prime Lease.
1.15.	Brokers: CBRE Group, Inc. (representing Subtenant) and Cushman & Wakefield U.S., Inc (representing Sublandlord)
1.16.	Subtenant E-mail Address: lajollacontracts@ljpc.com; ledwards@ljpc.com; prusu@ljpc.com
1.17.	Sublandlord E-mail Address: legal@cotiviti.com (with copy to Mike.Kasmin@cotiviti.com)

2.Prime Lease. Sublandlord is the tenant under the Prime Lease, as amended, with the Prime Landlord identified in Section 1.4, bearing the date specified in Section 1.6. Sublandlord represents and warrants to Subtenant that (a) Sublandlord has delivered to Subtenant a redacted version of the complete Prime Lease and there are no other agreements between Prime Landlord and Sublandlord relating to the leasing, use, and occupancy of the Premises other than the Prime Lease, (b) the Prime Lease is, as of the date hereof, in full force and effect, and (c) no event of default by Sublandlord and/or Prime Landlord has occurred under the Prime Lease and no event has occurred and is continuing which would constitute an event of default by Sublandlord or, to Sublandlord’s knowledge, Prime Landlord but for the requirement of giving notice and/or the expiration of the period of time to cure.

3.Sublease.

3.1.Premises. Sublandlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Subtenant to be performed, hereby subleases to the Subtenant, and the Subtenant accepts from Sublandlord, the Premises and located in the building (the “Building”), situated on the Property.

4.Term. Subject to Section 5 hereof, the term of this Sublease (hereinafter “Term”) shall commence on the Commencement Date. The Term shall expire on the Expiration Date, unless sooner terminated as otherwise provided elsewhere in this Sublease.

5.Possession, Furniture. Sublandlord agrees to deliver possession of the Premises, together with certain pieces of Sublandlord’s furniture & fixtures identified on Exhibit B attached hereto (the “Existing FF&E”). The parties acknowledge and agree that, as of the date hereof all rights, title and ownership in and to the Existing FF&E shall be conveyed to and vest in Subtenant. Sublandlord makes no representation or warranty as to the condition, fitness or suitability of such Existing FF&E for Subtenant’s purposes. Sublandlord shall have no obligation for the maintenance, repair or replacement of any such Existing FF&E. Subtenant shall be required to remove all Existing FF&E and any additional FF&E installed by Subtenant prior to the Expiration Date, unless Subtenant and Sublandlord reach an agreement to remain in the Premises. Upon execution of this Sublease and Prime Landlord’s consent, Subtenant shall have immediate access to the Premises. The Sublandlord shall deliver the Premises to Subtenant “as is” with reasonable wear and tear expected, and any alterations shall be subject to the provisions of the Prime Lease.

6.Tenant’s Use. The Premises shall be used and occupied only for the Subtenant’s Use set forth in Section 1.14. Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. As provided by the Prime Landlord, the current hours of operation are Monday through Friday, 7:00 a.m. to 5:00 p.m. After hours HVAC Rates are $59.00 per hour for cooling and $31.20 per hour for heating. Subtenant shall pay Sublandlord for any after-hours HVAC fees, costs, charges or expenses that Sublandlord incurs as a result of Subtenant’s after- hours use of the Premises.

7.Rent. Beginning on the first (1st) day of the Term (the “Rent Commencement Date”), subject to any rent abatement, Subtenant agrees to pay the Basic Rent set forth in Section 1.10 to Sublandlord at the address specified in Section 1.3, or to such other payee or at such other address as may be designated by notice in writing form from Sublandlord to Subtenant, without prior demand therefor and without any deduction whatsoever except as otherwise set forth in this Sublease. Basic Rent shall be paid in equal monthly installments shown in the Basic Rent chart in Section 1.10 in advance commencing on the Rent Commencement Date, subject to any rent abatement, and thereafter on the first (1st) day of each month of the Term, except that the first installment of Basic Rent shall be paid by Subtenant to Sublandlord upon execution of this Sublease by Subtenant and Sublandlord. Basic Rent shall be pro-rated for partial months at the beginning and end of the Term, if applicable. All charges, costs and sums required to be paid by Subtenant to Sublandlord under this Sublease in addition to Basic Rent shall be deemed “Additional Rent,” and Basic Rent and Additional Rent shall hereinafter collectively be referred to as “Rent.” Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Lease. If any payment or installment of Rent (the “Outstanding Amount”) is not paid when due (the “Due Date”), and such failure continues five (5) business days after receipt of written notice from Sublandlord, Subtenant shall pay a late charge equal to the sum of (a) 5% of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Sublandlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Prime Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any.

8.Additional Rent.

8.1.Subtenant shall be responsible for its pro-rata share of the total actual electricity charges for the total Sublandlord premises (being 25,425 rentable square feet). Such pro- rata share of electricity charges will be deemed to be “Additional Rent”. Commencing on the Commencement Date and continuing thereafter throughout the Term, Subtenant shall pay Sublandlord its pro-rata share of the total electricity charged to the Sublandlord by the Prime Landlord under the Prime Lease. Subtenant’s pro-rata share of the electricity charges is agreed to be 29.1%, being the quotient of the total rentable square feet of the sublet Premises (7,388 RSF) divided by the total rentable square feet of the Sublandlord premises (25,425 RSF). The method of calculating Sublandlord’s electricity payment is set forth in Section 2.8 of the Prime Lease.

Subtenant shall pay Sublandlord its pro-rata share of the total actual electricity charges for the total Sublandlord premises on a monthly basis, on the first (1st) day of each month of the Term, in accordance with Section 7, above. Such monthly electricity payments shall be the estimated monthly pro-rata share of Sublandlord’s total electricity payment for the total Sublandlord Premises, as reasonably estimated by the Sublandlord. Sublandlord will provide Subtenant with such estimated monthly electricity charges prior to the Commencement Date. No later than one- hundred and twenty (120) day after the end of each calendar year falling within the Term, Sublandlord shall render Subtenant a statement in reasonable detail showing the actual total pro- rated electricity charges for the sublet Premises for the preceding calendar year. Said statement shall also show for such period the amounts already paid by Subtenant on account of the estimated monthly payments and the total amount remaining due from, or overpaid by, Subtenant for the period covered by such statement. If such statement shows a remaining balance due to the Sublandlord, Subtenant shall pay the same to Sublandlord before the thirtieth (30th) day following receipt by Tenant of said statement. For any amounts overpaid by Subtenant, such amounts will be credited against the Annualized Rent (set forth in Section 1.10 hereof) next due, or refunded to Subtenant if the Term has then expired and Subtenant has no further obligation to the Sublandlord.

8.2.Sublandlord shall remain responsible for the payment of any additional rent as outlined in the Prime Lease and notwithstanding anything to the contrary in this Sublease or the Prime Lease, Subtenant shall not be required to make any payment of the additional rent as outlined in the Prime Lease, it being understood that Subtenant’s payment of the Basic Rent includes all taxes, operating expenses, utilities (except electricity), cleaning and other costs for services that may be payable under the Prime Lease for the Premises that are not specifically payable by Subtenant to Sublandlord as provided herein, and, accordingly, shall not be passed through to Subtenant. Real Estate Taxes and Operating Expenses shall be those exclusions applicable to Sublandlord for Payment of Operating Expenses and Real Estate Taxes under the Prime Lease.

8.3.Intentionally Deleted.

9.Subtenant’s Obligations. Subtenant, at Subtenant’s expense, shall be responsible for all maintenance, repairs and replacements to the Premises, to the extent Sublandlord is obligated to perform the same to the Premises under the Prime Lease. Sublandlord represents that the Premises do not share any systems, utilities or other services with any other space in the Building that would require maintenance, repair and or payment for use thereof by Subtenant.

10.Quiet Enjoyment. So long as Subtenant is not in default in the performance of its covenants and agreements in this Sublease, Subtenant’s quiet peaceable enjoyment of the Premises shall not be disturbed or interfered with by Sublandlord, or by any person claiming by, through, or under Sublandlord.

11.Subtenant’s Insurance. Subtenant shall procure and maintain, at its own cost and expense, such liability insurance as is required to be carried by Sublandlord under the Prime Lease, naming Sublandlord, as well as Prime Landlord, in the manner required therein, and such property insurance as is required to be carried by Sublandlord under the Prime Lease to the extent such property insurance pertains to the Premises; provided, however that notwithstanding anything in the Sublease or the Prime Lease to the contrary, Subtenant’s insurance may be provided through a combination of primary and excess coverage. If the Prime Lease requires Sublandlord to insure leasehold improvements or alterations, then Subtenant shall insure such leasehold improvements which are located in the Premises, as well as alterations in the Premises made by Subtenant. Subtenant shall furnish to Sublandlord a certificate of Subtenant’s insurance required hereunder no later than five (5) days prior to Subtenant’s taking possession of the Premises. Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party’s property insurance; each party shall attempt to obtain from its insurance carrier a waiver of its right of subrogation. Subtenant hereby waives claims against Prime Landlord and Sublandlord for property damage to the Premises or its contents if and to the extent that Sublandlord waives such claims against Prime Landlord under the Prime Lease. Subtenant agrees to obtain, for the benefit of Prime Landlord and Sublandlord, such waiver of subrogation rights from its insurer as are required of Sublandlord under the Prime Lease.

12.Assignment or Subletting.

12.1.Subject to the terms of this Sublease and the Prime Lease: (i) Subtenant shall have the right to sublet all or a portion of the Premises without Sublandlord’s approval to any successor of Subtenant resulting from a merger or consolidation of Subtenant or to any other entity under the common control or an affiliate of Subtenant or any successor to Subtenant due to the sale of its business; (ii) Subtenant shall have the right to sublet the Premises or assign the Sublease to a reputable tenant, with Sublandlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed in accordance with Section 5.6 of the Prime Lease. Additionally, Subtenant may share occupancy of the Premises with Subtenant’s contractors, customers, partners or business team for which purposes hereof shall not be considered an assignment or subletting.

12.2.No permitted assignment shall be effective and no permitted sublease shall commence unless and until any default by Subtenant hereunder shall have been cured. No permitted assignment or subletting shall relieve Subtenant from Subtenant’s obligations and agreements hereunder and Subtenant shall continue to be liable as principal and not as guarantor or surety to the same extent as through no assignment or subletting had been made.

13.Rules. Subtenant agrees to comply with all rules and regulations that Prime Landlord has made or may make hereafter from time to time make for the Building. Sublandlord shall not be liable in any way for damage caused by the non-observance by any other tenants of such similar covenants in their leases or of such rules and regulations.

14.Repairs and Compliance. Subtenant shall promptly pay for the repairs set forth in Section 9 hereof and Subtenant shall, at Subtenant’s own expense, comply with all laws and ordinances, and all order, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Premises or to the Subtenant’s particular use or manner of use thereof, except that Subtenant shall not hereby be under any obligation to comply with any law, ordinance, rule or regulation requiring any structural alteration of or in connection with the Premises, unless such alteration is required by reason of Subtenant’s particular use or manner of use of the Premises, or a condition which has been created by or at the sufferance of Tenant, or is required by reason of a breach of any of Subtenant’s covenants and agreements hereunder. Sublandlord represents and warrants to Subtenant that, to Sublandlord’s knowledge the Premises is in compliance with all laws and ordinances in effect as of the date of this Sublease.

15.Fire or Casualty or Eminent Domain. In the event of a fire or other casualty affecting the Building or the Premises, or of a taking of all or a part of the Building or Premises under the power of eminent domain, Sublandlord shall not exercise any right which may have the effect of terminating the Prime Lease without first obtaining the prior written consent of Subtenant which shall not be unreasonably withheld, conditioned or delayed. In the event that Sublandlord has the right to terminate the Prime Lease due to a fire or other casualty affecting the Premises, or of a taking of all or a part of the Building or Premises under the power of eminent domain, Subtenant shall have the same right as Sublandlord under the Prime Lease to terminate this Sublease. Further, in the event Sublandlord is entitled, under the Prime Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Subtenant shall be entitled to the same rent abatement applicable to the Premises (i.e., if 50% of Sublandlord’s Rent payable to Prime Landlord with respect to the Premises is abated, then 50% of Subtenant’s Rent payable under this Sublease shall be abated; provided, however, if a greater portion of the Premises is taken as compared to the Property, then such percentage shall be increased in proportion to the amount of the Premises taken). If the Prime Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations, Subtenant shall be responsible for repair or restoration of leasehold improvements or alteration. Subtenant shall make any insurance proceeds resulting from a loss which Sublandlord is obligated to repair or restore available to Sublandlord and shall permit Sublandlord to enter the Premises to perform the same, subject to such conditions as Subtenant may reasonably impose.

16.Alterations; Signage; Parking.

16.1.Subtenant shall not make any alterations in or additions to the Premises (“Alterations”) if to do so would constitute a default under the Prime Lease. If Subtenant’s proposed Alterations would not constitute a default under the Prime Lease, Sublandlord’s consent thereto shall nonetheless be required, but Sublandlord’s consent to such Alteration shall not be unreasonably withheld, conditioned or delayed, it being understood, however, that Sublandlord’s consent shall not be required for any Alterations that do not require Prime Landlord’s consent under the Prime Lease, and if Sublandlord consents thereto, Sublandlord shall use reasonable efforts to obtain the consent of Prime Landlord. Subtenant’s request for Sublandlord’s consent to any proposed Alterations shall include reasonable plans and specifications describing the proposed Alteration to the extent that same are required for consent under the Prime Lease. If Alterations by Subtenant are permitted or consented to as aforesaid, Subtenant shall make such Alterations at its sole cost and expense in accordance with the plans approved by Sublandlord and Prime Landlord (as applicable) and Subtenant shall comply with all of the covenants of Sublandlord contained in the Prime Lease pertaining to the performance of such Alterations.

16.2.Sublandlord shall provide Subtenant with building standard signage in the Building and elevator lobby directories at Sublandlord’s sole cost.

16.3.Subtenant shall have the right to use thirty (30) parking spaces, subject to Section 2.2.1 of the Primary Lease.

17.Surrender. Upon the expiration of this Sublease, or upon the termination of the Sublease or of the Subtenant’s right to possession of the Premises, Subtenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Sublandlord in the condition as existed upon the delivery of the Premises to Subtenant hereunder, reasonable wear and tear excepted; conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear.” Such improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment and other articles of personal property used in the operation of the Premises (as distinguished from Subtenant’s Personal Property (as defined in Section 18)). Subtenant shall surrender to Sublandlord all keys to the Premises and make known to Sublandlord the combination of all combination locks which Subtenant is permitted to leave on the Premises. All Alterations in or upon the Premises made by Subtenant shall become a part of and shall remain upon the Premises upon such termination without compensation, allowance or credit to Subtenant; provided, however, that Sublandlord shall have the right to require Subtenant to remove any Alterations made by Subtenant, or portion thereof if and only to the extent that such Alterations are required to be removed pursuant to the terms of the Prime Lease or Sublandlord advised Subtenant at the time Sublandlord consented to such Alteration that Subtenant must remove same at the end of the Term. Such right shall be exercisable by Sublandlord’s giving written notice thereof to Subtenant on or before thirty (30) days prior to such expiration or on or before twenty (20) days after such termination. Subtenant shall also remove any Alterations made by Subtenant, or portion thereof, which Prime Landlord may require Sublandlord to remove, pursuant to the terms of the Prime Lease. In any such event, Subtenant shall restore the Premises to their condition prior to the making of such Alteration, repairing any damage occasioned by such removal or restoration. If Sublandlord or Prime Landlord requires removal of any Alteration made by Subtenant, or a portion thereof, and Subtenant does not make such removal in accordance with this Section, Sublandlord may remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, deliver same to any other place of business of Subtenant, or warehouse same. Subtenant shall pay the costs of such removal, repair, delivery and warehousing on demand. Notwithstanding anything to the contrary in this Sublease, Subtenant shall not be required to remove any alterations performed by Sublandlord or existing in the Premises prior to the Commencement Date. If, however, the term of the Sublease expires at or about the date of the expiration of the Prime Lease, and if Sublandlord is required under or pursuant to the terms of the Prime Lease to remove any Alterations performed prior to the Commencement Date, Subtenant shall permit Sublandlord to enter Premises for a reasonable period of time prior to the expiration of the Sublease, subject to such conditions as Subtenant may reasonably impose, for the purpose of removing its Alteration and restoring the Premises as required.

18.Removal of Subtenant’s Personal Property. Upon the expiration of this Sublease, Subtenant shall remove Subtenant’s articles of personal property incident to Subtenant’s business (“Personal Property”); provided, however, that Subtenant shall repair any injury or damage to the Premises which may result from such removal, and shall restore the Premises to the same condition as prior to the removal thereof. If Subtenant does not remove Subtenant’s Personal Property from the Premises upon the expiration or earlier termination of the Term, Sublandlord may, at its option, remove same and repair any damage occasioned thereby and restore the Premises as aforesaid and dispose thereof or deliver the same to any other place of business of Subtenant, or warehouse same, and Subtenant shall pay the cost of such removal, repair, restoration, delivery or warehousing to Sublandlord on demand, or Sublandlord may treat said Personal Property as having been conveyed to Sublandlord with this Sublease, without further payment or credit by Sublandlord to Subtenant.

19.Holding Over. Subtenant shall have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease or of Subtenant’s right to possession in consequence of an Event of Default hereunder. In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at labor in equity to recover possession of the Premises, and to recover damages, including without limitation, damages payable by Sublandlord to Prime Landlord by any reason of such holdover. For each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Premises after the expiration of this Sublease or after termination of this Sublease or Subtenant’s right to possession, Subtenant shall pay, as minimum damages and not as penalty, monthly rental at a rate equal to one hundred fifty percent (150%) the rate of Basic Rent payable by Subtenant hereunder immediately prior to the expiration or other termination of this Sublease or of Subtenant’s right to possession. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.

20.Encumbering Title. Neither Sublandlord nor Subtenant shall do any act which shall in any way encumber the title of Prime Landlord in and to the Building or the Property, nor shall the interest or estate of Prime Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Premises, the Building or the Property arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Prime Sublandlord in and to the Building and the Property and the interest of Sublandlord in the premises leased pursuant to the Prime Lease. Without limiting the generality of the foregoing, Subtenant shall not permit the Premises, the Building or the Property to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of, Subtenant.

21.Indemnity.  Subtenant agrees to indemnify and defend Sublandlord and hold Sublandlord harmless from all losses, damages, liabilities and expenses (collectively, “Losses”) which Sublandlord may incur, or for which Sublandlord may be liable to Prime Landlord, arising from (i) acts or omissions of Subtenant Parties (as hereinafter defined) to the same extent that Sublandlord would have to indemnify Prime Landlord under the Prime Lease had Sublandlord performed such acts or omissions, or (ii) arising from Subtenant Parties’ (as hereinafter defined) use of the Premises unless such loss, damage, liability, expense arising out of the use of the Premises is due to the gross negligence or willful misconduct of Sublandlord Parties (as hereinafter defined) or a breach of Sublandlord’s obligations or representations under this Sublease (except to the extent such breach is caused or contributed to by Subtenant Parties) or from Losses for which Sublandlord is not responsible for under the Prime Lease. Sublandlord agrees to indemnify and defend Subtenant and hold Subtenant harmless from all losses, damages, liabilities and expenses which Subtenant may incur, or for which Subtenant may be liable to Prime Landlord, arising from (i) acts or omissions of Sublandlord Parties to the same extent that Sublandlord would have to indemnify Prime Landlord under the Prime Lease had Sublandlord performed such acts or omissions, or (ii) a material breach of this Sublease by Sublandlord. As used herein, the term “Subtenant Parties” shall mean the Subtenant, any subsidiary or affiliate of Subtenant, any permitted subtenant, assignee, or any other Subtenant permitted occupant of the Premises, and each of their respective partners, officers, shareholders, directors, members, employees, contractors, agents, licensees, invitees or representatives. As used herein, the term “Sublandlord Parties” shall mean the Sublandlord, any subsidiary or affiliate of Sublandlord, or any other Sublandlord permitted occupant of the Premises, and each of their respective partners, officers, shareholders, directors, members, employees, contractors, agents, licensees, invitees or representatives.

22.Sublandlord’s Reserved Rights. Sublandlord reserves the right, upon reasonable prior written notice at least one (1) day in advance to Subtenant, to inspect the Premises, or to exhibit the Premises to persons having legitimate interest at any time during the Term, but Sublandlord shall minimize interference with Subtenant’s use of the Premises and shall comply with Subtenant’s security requirements.

23.Defaults.

23.1.Subtenant agrees that any one or more of the following events shall be considered an Event of Default as said term is used herein, that is to say, if:

23.1.1.Subtenant (or if Subtenant is a partnership, then any partner of Subtenant) shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, or shall file a petition in bankruptcy or take or consent to any other action seeking any such judicial decree or shall make any assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due, or if any court of competent jurisdiction shall enter a decree or order adjudicating it bankrupt or insolvent, or if any trustee or receiver for Subtenant or for any substantial part of its property be appointed, or if any person shall file a petition for involuntary bankruptcy against Subtenant and such appointment or petition shall not be stayed or vacated within sixty (60) days of entry hereof; or officer; or

23.1.2.The Premises are levied on by any revenue officer or similar

23.1.3.Subtenant shall abandon the Premises during the Term hereof. For the purposes of this Sublease, abandonment shall have occurred if (i) Sublandlord reasonably believes that Subtenant has abandoned the premises with no intention of returning, (ii) Sublandlord notifies Subtenant of such belief, and (iii) Subtenant does not respond to Sublandlord’s notification within thirty (30) days confirming that it has not abandoned the Premises; or

23.1.4.Subtenant shall default in any payment of Rent required to be made by Subtenant hereunder when due as herein provided and such default shall continue for five (5) days after notice thereof in writing to Subtenant; or

23.1.5.Subtenant shall default in securing insurance or in providing evidence of insurance as set forth in Section 11 of this Sublease or shall default with respect to lien claims as set forth in Section 20 of this Sublease and either such default shall continue for thirty (30) days after notice thereof in writing to Subtenant; or

23.1.6.Subtenant shall, by its act or omission to act, cause a default under the Prime Lease and such default shall continue for the same period of time for such default to be cured under the Prime Lease after notice thereof in writing to Subtenant; or

23.1.7.Subtenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Subtenant, and such default shall continue for thirty (30) days after notice thereof in writing to Subtenant, provided, however, if such default is not capable of being cured within such thirty (30) day period, then such period shall be extended for an additional fifteen (15) days as long as Subtenant commenced the cure during such thirty (30) day period and thereafter continues to diligently prosecute such cure to completion.

24.Remedies. Upon the occurrence of any one or more Events of Default, Sublandlord may exercise any remedy against Subtenant which Prime Landlord may exercise for default by Sublandlord under the Prime Lease.

25.Waiver of Jury Trial. SUBLANDLORD AND SUBTENANT HEREBY JOINTLY AND SEVERALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY SUBLANDLORD OR SUBTENANT ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, SUBTENANT'S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES OTHER THAN SUBLANDLORD OR SUBTENANT. If the foregoing waiver of jury trial is not permitted by applicable law, then Sublandlord and Subtenant agree that, other than an action by Sublandlord to obtain possession of the Premises or any action which seeks relief which can only be obtained by court proceeding, then any action or proceeding by either of them against the other arising out of or in connection with this Sublease, Subtenant's use or occupancy of the Premises, or any claim of injury or damage occurring in or about the Premises shall, upon the motion of either party, be submitted to arbitration.

26.Security Deposit. To secure the faithful performance by Subtenant of all covenants, conditions and agreements in this Sublease set forth and contained on part of Subtenant to be fulfilled, kept, observed and performed including, but not by way of limitation, such covenants and agreements in this Sublease which become applicable upon the termination of the same by re-entry or otherwise, Subtenant has deposited with Sublandlord the Security Deposit as specified in Section 1.13 on the understanding that: (a) the Security Deposit or any portion thereof not previously applied, or from time to time, such one or more portions thereof, may be applied in accordance with applicable law to the curing of any default beyond notice and cure periods that may exist, without prejudice to any other remedy or remedies which Sublandlord may have on account thereof, and upon such application Subtenant shall pay Sublandlord on demand the amount so applied which shall be added to the Security Deposit so the same may be restored to its original amount; (b) should the Sublease be assigned by Sublandlord, the Security Deposit or any portion thereof not previously applied may be turned over to Sublandlord’s assignee and if the same be turned over as aforesaid and upon assumption of the Security Deposit and Sublandlord’s obligations hereunder by such assignee, Subtenant hereby releases Sublandlord from any and all liability with respect to the Security Deposit and/or its application or return; (c) if permitted by law, Sublandlord or its successor shall not be obligated to hold the Security Deposit as a separate fund, but on the contrary may commingle the same with its other funds; (d) if Subtenant shall faithfully fulfill, keep, perform and observe all of the covenants, conditions and agreements in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, performed and observed, the sum deposited or the portion thereof not previously applied, shall be returned to Subtenant without interest no later than thirty (30) days after the expiration of the Term of this Sublease or any renewal or extension thereof, provided Subtenant has vacated the Premises and surrender possession thereof to Sublandlord at the expiration of the Term or any extension or renewal thereof as provided herein; (e) in the event that Sublandlord terminates this Sublease or Subtenant’s right to possession by reason of an Event of Default by Subtenant, Sublandlord may apply the Security Deposit against damages suffered to the date of such termination and/or may retain the Security Deposit to apply against such damages as may be suffered or shall accrue thereafter by reason of Subtenant’s default; (f) in the event of bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Subtenant, or its successors or assigns, the Security Deposit shall be deemed to be applied first to the payment of any Rent due Sublandlord for all periods prior to the institution of such proceedings, and the balance, if any, of the Security Deposit may be retained or paid to Sublandlord in partial liquidation of Sublandlord’s damages.

27.Notices and Consents. All notices, demands, requests, consents or approvals which may or are required to be given by either party to the other shall be in writing and shall be deemed given when (i) received or refused if sent by United States registered or certified mail, post prepaid, return receipt requested, or (ii) if sent by overnight commercial courier service (a) if to Subtenant, addressed to Subtenant at the addresses specified in Section 1.2 or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord or (b) if for Sublandlord, addressed to Sublandlord at the address specified in Section 1.3 or at such other place as Sublandlord may from time to time designate by notice in writing to Subtenant, or (iii) if sent by electronic mail, upon receipt if during normal business hours or, if received after normal business hours, the next business day. Any notice sent by electronic mail shall be sent (a) if to Subtenant, addressed to Subtenant at the e-mail address specified in Section 1.16 or at such other e-mail address Subtenant provides to Sublandlord, and (b) if to Sublandlord, addressed to Sublandlord at the e-mail addresses specified in Section 1.17 or at such other e-mail addresses Sublandlord provides to Subtenant, and shall also be accompanied by notice sent via United States registered or certified mail, or overnight commercial courier. Each party agrees promptly to deliver a copy of each notice, demand, request, consent or approval from such party to Prime Landlord and promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Prime Landlord. Such copies shall be delivered by overnight commercial courier or electronic mail.

28.Provisions Regarding Sublease. This Sublease and all the rights of parties hereunder are subject and subordinate to the Prime Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Prime Lease. In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Prime Lease and specifically to allocate those rights and obligations in this Sublease agreement. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or event by Sublandlord under the Prime Lease:

28.1.Intentionally omitted.

28.2.Except as otherwise expressly provided herein, Sublandlord shall perform its covenants and obligations under the Prime Lease which do not require for their performance and possession of the Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord.

28.3.Except as otherwise expressly provided herein, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Prime Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Prime Lease with respect to the Premises at least five (5) days prior to the date when Sublandlord’s performance is required under the Prime Lease. Sublandlord shall have the right to enter the Premises to cure any default by Subtenant under this Section if not cured by Subtenant within thirty (30) days after receipt of written notice from Sublandlord (or within such shorter time period if required by the Prime Lease).

28.4.Sublandlord hereby grants Subtenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Prime Landlord under the Prime Lease. Sublandlord shall have no duty to perform any obligations of Prime Landlord which are, by their nature, the obligation of an owner or manager of real property. For example, Sublandlord shall not be required to provide the services or repairs which Prime Landlord is required to provide under the Prime Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Prime Landlord in the performance or observance by Prime Landlord of any of its obligations under the Prime Lease, nor shall such default by Prime Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder except to the extent that such default by Prime Landlord excuses performance by Sublandlord under the Prime Lease. Notwithstanding the foregoing, the parties contemplate that Prime Landlord shall, in fact, perform its obligations under the Prime Lease and in the event of any default or failure of such performance by Prime Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Prime Landlord to perform its obligations under the Prime Lease and, if requested by Subtenant, pursue all remedies at law or in equity to compel Landlord’s performance provided Subtenant pays for any costs incurred therefor.

28.5.Sublandlord agrees to perform, according to the terms of the Prime Lease, the obligations of Sublandlord under the Prime Lease that have not been assumed by Subtenant with respect to the Premises, including without limitation the prompt and timely payment of all Rent and Additional Rent owed under the Prime Lease. Sublandlord further agrees that Sublandlord shall not enter into any agreement with Prime Landlord to modify or terminate the Prime Lease in a manner which would affect the Premises or Sublease, or to exercise any right to terminate the Prime Lease in a manner which would affect the Premises or Sublease without obtaining Subtenant's prior written consent in each instance, not to be unreasonably withheld, but only as it pertains to any modification or termination which would affect the Premises or Sublease. Sublandlord agrees to promptly provide Subtenant with copies of all notices received from Prime Landlord with respect to the Premises or Sublease and all notices of default received from Prime Landlord under the Prime Lease.

28.6.Sublandlord agrees to exercise commercially reasonable efforts in good faith to cause Prime Landlord to perform its obligations under the Prime Lease with respect to the Premises including, without limitation, the furnishing of any services or utilities to the Premises and the maintenance, repair or restoration of the Premises and the Building. If Prime Landlord shall default in the performance of any of its covenants or obligations under the Prime Lease which affects the Premises and Sublandlord has not caused Prime Landlord to cure such default within thirty (30) days after written notice from Subtenant, Subtenant shall have the right, at Subtenant's expense, to make any demand or institute any action or proceeding at law or in equity or otherwise against Prime Landlord permitted under the Prime Lease for the enforcement of Prime Landlord's obligations or covenants under the Prime Lease.

29.Additional Services. Sublandlord shall cooperate with Subtenant to cause Prime Landlord to provide services required by Subtenant in addition to those otherwise required to be provided by Prime Landlord under the Prime Lease. Subtenant shall pay Prime Landlord’s charge for such services promptly after having been billed therefor by Prime Landlord or by Sublandlord.

30.Prime Landlord’s Consent.  This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord’s obtaining prior written consent hereto by Prime Landlord in a form reasonably acceptable to Subtenant, which shall include the terms set forth in the Prime Landlord consent attached hereto as Exhibit D and which Sublandlord, at its sole cost and expense, shall use commercially reasonable efforts to obtain. Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Prime Landlord (in connection with Prime Landlord’s approval of this Sublease) with respect to the nature and operation of Subtenant’s business and/or financial condition of Subtenant. Sublandlord and Subtenant hereby agree, for the benefit of Prime Landlord, that this Sublease and Prime Landlord’s consent hereto shall not (a) create privity of contract between Prime Landlord and Subtenant; (b) be deemed to have amended the Prime Lease in any regard (unless Prime Landlord shall have expressly agreed in writing to such amendment); or (c) construed as a waiver of Prime Landlord’s right under the Prime Lease to consent to any assignment of the Prime Lease by Sublandlord, or as a waiver of Prime Landlord’s right to consent to any assignment by Subtenant of this Sublease or any sub- subletting of the Premises or any part thereof. If Prime Landlord fails to consent to this Sublease within fifteen (15) business days after the date of full execution and delivery of this Sublease, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before Prime Landlord grants such consent. In connection with the consent to this Sublease, Prime Landlord and Sublandlord shall acknowledge and agree in writing that the Prime Lease is valid and binding.

31.Brokerage. Each party warrants to the other that it has had no dealing with any broker or agent in connection with this Sublease other than the Brokers specified in Section 1.15, whose commission shall be paid by Sublandlord, and covenants to pay, hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such party.

32.Force Majeure. Sublandlord and Subtenant shall not be deemed in default with respect to any of the terms, covenants and conditions of this Sublease on either party’s part to be performed, if such failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortages, accidents, casualties, acts of God, or any other cause beyond the reasonable control of such party, it being understood that the failure to pay money shall not be excused by Force Majeure.

33.Miscellaneous.

33.1.Binding Effect. This Sublease shall inure to the benefit of and be a burden upon Sublandlord, Subtenant, and Prime Landlord and their respective transferees, successors and permitted assigns, subject, in the case of Subtenant, to the provisions of Section 12 hereof.

33.2.Governing Law. This Sublease shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

33.3.Counterparts.  This Sublease may be executed in one or more counterparts, each of which will constitute an original and all of which together shall comprise the entire Sublease and may be executed by PDF or scanned signatures which shall be treated as original signatures.

33.4.Authority. Each party hereto hereby represents and warrants that this Sublease has been duly authorized, executed and delivered by all necessary action on behalf of such party, constitutes the valid and binding agreement of such party and is enforceable in accordance with its terms.

33.5.Survival. Notwithstanding any provision to the contrary contained in this Sublease, the indemnification obligations of the parties hereunder shall survive the expiration of the Term hereof or any earlier termination of this Sublease.

{signatures appear on following page}

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD:
Cotiviti, Inc., a Delaware corporation
By:	/s/ Peter Csapo
Name:	Peter Csapo
Title:	CFO, CAO, Treasurer and EVP
Date:	12/21/2020
SUBTENANT:
La Jolla Pharmaceutical Company, a California corporation
By:	/s/ Larry Edwards
Name:	Larry Edwards
Title:	CEO
Date:	12/21/2020

Exhibit A

Premises

Exhibit B

Furniture

ITEMS	#
Cubicles/Workstations in main area nearest reception	16
Board room table	1
Board room credenza	1
Board room chairs	16
Conference room table	1
Conference room credenza	1
Conference room chairs	9
Conference room LCD	1
Reception desk	1
Reception guest chairs	2
Reception table	1
LCDs (3 offices)	3
Desk chairs	52
Guest chairs	22
Refrigerators	4
Phone Room workstations	2
Tables w/ casters	4
Shelving units	8
Metal storage cabinet (IT Room)	1
2-Post Communication Racks (IT Room)	2
DSX Access Control Hardware System	1

Exhibit C

The Prime Lease

Exhibit D

Landlord Consent